UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported):   August 3, 2010

COLOMBIA CLEAN POWER & FUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32735	87-0567033
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4265 San Felipe Street, Suite 1100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 327-7417

Freedom Resources Enterprises, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 3, 2010, Colombia Clean Power & Fuels, Inc. (the "Company") entered into an employment agreement with Edward P. Mooney (the "Mooney Employment Agreement”), the President and Chief Executive Officer of the Company, and the Company also entered into an employment agreement with Daniel Carlson (the "Carlson Employment Agreement," and collectively with the Mooney Employment Agreement, the “Employment Agreements”), the Vice President and Chief Financial Officer of the Company.  Both Mr. Mooney and Mr. Carlson are members of the Board of Directors (the "Board") of the Company.  Pursuant to the Employment Agreements, Messrs. Mooney and Carlson will continue to serve in their respective capacities.

The Employment Agreements are effective as of July 1, 2010 and have an initial two-year term.  The initial term will automatically be extended for an additional one-year period thereafter, unless either the Company or the executive elects not to extend the term by written notice delivered to the other party not later than thirty (30) days prior to the start of the extension period.

Under the Employment Agreements, the Company will pay each of Messrs. Mooney and Carlson an annual base salary of $42,000.  In addition, at the discretion of the Board, each executive will be eligible to receive an annual cash bonuses of up to $50,000.

Messrs. Mooney and Carlson may each voluntarily terminate their respective Employment Agreement at any time by providing the Company with at least thirty (30) days written notice; provided, however, that if such termination is without “Good Reason,” as such term is defined in the Employment Agreements, such executive will receive only his accrued benefits as of the termination date and shall not be entitled to any other termination payment. In addition, the Company may also terminate the Employment Agreement of either executive for "Cause," as such term is defined in the Employment Agreements, upon written notice.

If the employment of either Mr. Mooney or Mr. Carlson is terminated as a result of death or disability, such executive, his surviving spouse or his estate, as the case may be, will be entitled to receive his accrued benefits as of  the termination date as a termination payment.  If the employment of either executive is terminated by such executive for Good Reason or by the Company for any reason other than death, disability or Cause, such executive shall receive a termination payment equal to his accrued benefits plus (i) six (6) months of base salary plus $25,000, if the termination occurs before December 31, 2010, or (ii) $50,000, if the termination occurs after December 15, 2010.

The Employment Agreements also contain customary provisions regarding nondisclosure of proprietary information, assignment of inventions and shop rights.

On August 3, 2010, the Company also entered into a Management and Services Agreement (the “Management Agreement”) with LIFE Power & Fuels LLC, a Delaware limited liability company and a significant stockholder of the Company (“LIFE”), pursuant to which LIFE agreed to provide certain corporate,  financial, and merger and acquisition advisory services and assistance with securing equipment leases and other equipment financing.  In exchange for its services, LIFE is entitled to receive a monthly fee equal to the lesser of 1% of the Company’s gross coal sales or $2 per ton of coal sold by the Company; provided, however, that such monthly fee shall not be less than $25,000.  The term of the Management Agreement is initially 36 months, but the agreement shall automatically renew for successive 12-month periods unless it is terminated by either party in writing. Upon termination, and for a period of five years thereafter, LIFE will continue to be entitled to receive an amount equal to the lesser of 1% of the Company’s gross coal sales or $2 per ton of coal sold by the Company from all mines and coking facilities on concessions acquired or coke projects initiated during the term of the Management Agreement. Edward P. Mooney, the Company’s President and Chief Executive Officer, and Daniel Carlson, the Company’s Vice President and Chief Financial Officer, also serve as the Managing Member and Chief Financial Officer, respectively, of LIFE.

The above descriptions of the Employment Agreements and the Management Agreement are qualified in their entirety by reference to the full text of the Mooney Employment Agreement, the Carlson Employment and the Management Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and the contents of which are incorporated by reference herein.

Item 8.01	Other Events

On August 9, 2010, the Company issued a press release announcing the change of its corporate name from “Freedom Resources Enterprises, Inc.” to “Colombia Clean Power & Fuels, Inc.” effective as of July 28, 2010.  The Company’s trading symbol remains FRDR.OB.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement by and between Colombia Clean Power & Fuels, Inc. and Edward P. Mooney, dated as of July 1, 2010.

10.2	Employment Agreement by and between Colombia Clean Power & Fuels, Inc. and Daniel Carlson, dated as of July 1, 2010.

10.3	Management and Services Agreement by and between LIFE Power & Fuels LLC and Colombia Clean Power & Fuels, Inc., dated as of July 1, 2010.

99.1	Press Release of Colombia Clean Power & Fuels, Inc., dated August 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 9, 2010

COLOMBIA CLEAN POWER & FUELS, INC.

By:	/s/ Edward P. Mooney
Edward P. Mooney
President and Chief Executive Officer